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                                                                     Exhibit 4.3

                               DAVOX CORPORATION

                       1991 EMPLOYEE STOCK PURCHASE PLAN

Article 1 - Purpose.
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     This 1991 Employee Stock Purchase Plan (the "Plan") is intended as an incentive to, and to encourage stock ownership by, all eligible employees of Davox Corporation (the "Company") and participating subsidiaries so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company. It is intended that options issued pursuant to this Plan will constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

Article 2 - Administration of the Plan.
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     The Plan may be administered by a committee appointed by the Board of
Directors of the Company (the "Committee"). The Committee shall consist of not less than two members of the Company's Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee may select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

     The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final, unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best, provided that any such rules and regulations shall be applied on a uniform basis to all employees under the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

     In the event the Board of Directors fails to appoint or refrains from appointing a Committee, the Board of Directors shall have all power and authority to administer the Plan. In such event, the word "Committee" wherever used herein shall be deemed to mean the Board of Directors.

Article 3 - Eligible Employees.
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     All employees of the Company or any of its participating subsidiaries who have completed six months of employment with the Company or any of its subsidiaries shall be eligible to receive options under this Plan to purchase the Company's Common Stock, and all eligible employees shall have the same rights and privileges hereunder. Persons who have been so employed for six months or more on the first day of any Payment Period shall receive their options as of such day. Persons who attain the status of employment for six months or more after any date on which options are granted under this Plan shall be granted options on the next date of the next succeeding Payment Period on which options are granted to all eligible employees. Directors who are not also employees of the Company shall not be eligible to receive options under this Plan. In no event may an employee be granted an option if such employee, immediately after the option is granted, owns stock possessing 5 percent or more of the total combined
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voting power or value of all classes of stock of the Company or of its parent corporation or subsidiary corporations, as the terms "parent corporation" and "subsidiary corporation" are defined in Section 424(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of
Section 424(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

     For purposes of this Article 3, the term "employee" shall not include an employee whose customary employment is 20 hours or less per week or whose customary employment is for not more than 5 months in any calendar year.

Article 4 - Stock Subject to the Plan.
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     The stock subject to the options under the Plan shall be shares of the
Company's authorized but unissued Common Stock, $.10 par value per share, or shares of such Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 100,000, subject to adjustment as provided in Article
12. In the event any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan.

Article 5 - Payment Periods and Stock Options.
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     The six-month periods, July 1 to December 31 and January 1 to June 30, are
Payment Periods during which payroll deductions will be accumulated under the Plan. Each Payment Period includes only regular pay days falling within it. The first Payment Period under the Plan may be a shortened Payment Period (i) commencing on the later to occur of July 1, 1991 or the first day of the first calendar month following effectiveness of the Form S-8 registration statement filed with the Securities and Exchange Commission covering the shares to be issued pursuant to the Plan and (ii) expiring on December 31, 1991.

     Twice each year, on the first business day of each Payment Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last day of such Payment Period, at the Option Price hereinafter provided for, a maximum of 250 shares, on condition that such employee remains eligible to participate in the Plan throughout such Payment Period. The participant shall be entitled to exercise such option so granted only to the extent of the participant's accumulated payroll deductions on the last day of such Payment Period. In the event that the participant's accumulated payroll deductions on the last day of the Payment Period would enable the participant to purchase more than 250 shares except for the 250-share limitation, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the 250 shares shall be promptly refunded to the participant by the Company, without interest. The Option Price for each Payment Period shall be the lesser of (i) 85% of the average market price of the Company's Common Stock on the first business day of the Payment Period or (ii) 85% of the average market price of the Company's Common Stock on the last business day of the Payment Period, in either event rounded up to avoid fractions of a dollar other than 1/4, 1/2 and 3/4. The foregoing limitation on the number of shares which may be granted in any Payment Period and the Option Price per share shall be subject to adjustment as provided in Article 12.

     For purposes of this Plan, the term "average market price" on any date means (i) the average (on that date) of the high and low prices of the Company's Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national
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securities exchange; or (ii) the last reported sale price (on that date) of the
Common Stock on the NASDAQ National Market System, if the Common Stock is not then traded on a national securities exchange; or (iii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market System. If the Company's Common Stock is not publicly traded at the time an option is granted under this Plan, "average market price" shall mean the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

     For purposes of this Plan the term "business day" means a day on which there is trading on the NASDAQ National Market System or on the aforementioned national securities exchange, whichever is applicable pursuant to the preceding paragraph.

     No employee shall be granted an option which permits the employee's right to purchase Common Stock under the Plan and under all other Section 423(b) employee stock purchase plans of the Company or any parent or subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code.

Article 6 - Exercise of Option.
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     Each eligible employee who continues to be a participant in the Plan on the last business day of a Payment Period shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will pay for at the Option Price, subject to the 250-share limit of the option. If a participant is not an employee on the last business day of a Payment Period, he or she shall not be entitled to exercise his or her option. Only full shares of Common Stock may be purchased under the Plan. Unused payroll deductions remaining in an employee's account at the end of a Payment Period (other than amounts refunded to the employee pursuant to Article 5) will be carried forward to the succeeding Payment Period.

Article 7 - Authorization for Entering the Plan.
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     An employee may enter the Plan by filling out, signing and delivering to the Company an authorization:

     A. Stating the percentage to be deducted regularly from the employee's pay;

     B. Authorizing the purchase of stock for the employee in each Payment Period in accordance with the terms of the Plan; and

     C. Specifying the exact name in which stock purchased for the employee is to be issued as provided under Article 11 hereof.

     Such authorization must be received by the Company at least 10 days before the beginning date of the next succeeding Payment Period.
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     Unless an employee files a new authorization or withdraws from the Plan, the deductions and purchases under the authorization the employee has on file under the Plan will continue from one Payment Period to succeeding Payment Periods as long as the Plan remains in effect.

     The Company will accumulate and hold for the employee's account the amounts from his or her pay. No interest will be paid on these amounts.

Article 8 - Maximum Amount of Payroll Deductions.
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     An employee may authorize payroll deductions in an amount not less than .5%
but not more than 10% of the employee's regular pay.

Article 9 - Change in Payroll Deductions.
----------------------------------------

     Deductions may not be increased or decreased during a Payment Period. However, an employee may withdraw in full from the Plan.

Article 10 - Withdrawal from the Plan.
-------------------------------------

     An employee may withdraw from the Plan in whole but not in part, at any time prior to the last business day of each Payment Period by delivering a withdrawal notice to the Company, in which event the Company will promptly refund the entire balance of the employee's deductions not theretofore used to purchase stock under the Plan.

     To re-enter the Plan, an employee who has previously withdrawn must file a new authorization at least 10 days before the beginning date of the next Payment Period. The employee's re-entry into the Plan cannot, however, become effective before the beginning of the next Payment Period following his or her withdrawal. Employees who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, may not re-enter the Plan earlier than the Payment Period beginning six months following the date of withdrawal from the Plan by such employee.

Article 11 - Issuance of Stock.
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     Certificates for stock issued to participants will be delivered as soon as practicable after each Payment Period.

     Stock purchased under the Plan will be issued only in the name of the employee, or if his or her authorization so specifies, in the name of the employee and another person of legal age as joint tenants with rights of survivorship.

Article 12 - Adjustments.
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     Upon the happening of any of the following described events, an optionee's rights under options granted hereunder shall be adjusted as hereinafter provided:

     A. In the event shares of Common Stock of the Company shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, reorganization, split-up, liquidation, combination, recapitalization or the like of the Company, the shares of the Company's Common Stock shall be exchanged for other securities of the Company or of another corporation, each optionee shall be entitled, subject to the conditions herein stated, to purchase such
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   number of shares of Common Stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock of the Company which such optionee would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination, or exchange; and

     B. In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to option hereunder, each optionee upon exercising such an option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which he or she is exercising his or her option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as is equal to the number of shares thereof and the amount of cash in lieu of fractional shares, respectively, which he or she would have received if he or she had been the holder of the shares as to which he or she is exercising his or her option at all times between the date of the granting of such option and the date of its exercise.

     Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Article 4 hereof which are subject to options which have been or may be granted under the Plan and the limitations set forth in the second paragraph of Article 5 shall also be appropriately adjusted to reflect the events specified in paragraphs A and B above. Notwithstanding the foregoing, any adjustments made pursuant to subsections A or B shall be made only to the extent that the Committee, based on advise of counsel for the Company, determines that such adjustments will not constitute a change requiring stockholder approval under Section 423(b)(2) of the Code.

     If the Company is to be consolidated with or acquired by another entity in a merger, a sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Committee shall, with respect to options then outstanding under this Plan, either (i) make appropriate provision for the continuation of such options by arranging for the substitution on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of the Company's Common Stock in connection with the Acquisition; or (ii) terminate all outstanding options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to the options (determined as of the date of the Acquisition) over the Option Price thereof (determined with reference only to the first business day of the applicable Payment Period).

     The Committee shall determine the adjustments to be made under this Article 12, and its determination shall be conclusive.

Article 13 - No Transfer or Assignment of Employee's Rights.
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     An employee's rights under the Plan are the employee's alone and may not be transferred or assigned to, or availed of by, any other person other than by will or the laws of descent and distribution. Any option granted to an employee may be exercised, during the employee's lifetime, only by the employee.

Article 14 - Termination of Employee's Rights,
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     An employee's rights under the Plan will terminate when he or she ceases to be an employee because of retirement, resignation, lay-off, discharge, death, change of status or for any other reason, except that if any employee is on a leave of absence from work during the last three months of any
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Payment Period, he or she shall be deemed to be a participant in the Plan on the last day of the Payment Period. A withdrawal notice will be considered as having been received from the employee on the day his or her employment ceases, and all payroll deductions not used to purchase stock will be refunded.

     If an employee's payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received from the employee on the day the interruption occurs.

Article 15 - Termination and Amendments to Plan.
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     The Plan may be terminated at any time by the Company's Board of Directors but such termination shall not affect options then outstanding under the Plan. It will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of the Plan have been purchased. If at any time shares of stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to their options and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded.

     The Committee or the Board of Directors may from time to time adopt amendments to the Plan provided that, without the approval of the shareholders of the Company, no amendment may increase the number of shares that may be issued under the Plan or change the class of employees eligible to receive options under the Plan.

Article 16 - Limitations on Sale of Stock Purchased
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Under the Plan.
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     The Plan is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable Federal or state securities laws; provided, however, that because of certain Federal tax requirements, each employee agrees by entering the Plan, promptly to give the Company notice of any such stock disposed of within two years after the date of grant of the applicable option showing the number of such shares disposed of. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

Article 17 - Participating Subsidiaries.
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     The term "participating subsidiaries" shall mean any subsidiary of the
Company, as that term is defined in Section 424(f) of the Code, which is designated by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the shareholders.

Article 18 - Optionees Not Shareholders.
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     Neither the granting of an option to an employee nor the deductions from his or her pay shall constitute such employee a shareholder of the shares covered by an option until such shares have been purchased by and issued to the employee.

Article 19 - Application of Funds.
---------------------------------
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     The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

Article 20 - Governmental Regulations.
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     The Company's obligation to sell and deliver shares of the Company's Common
Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares, including the Securities and Exchange Commission and the Internal Revenue Service.

     The Company intends to apply to the Internal Revenue Service for a ruling regarding the tax aspects of the Plan. If the Company does not receive a favorable tax ruling before the last day of the first Payment Period under the Plan, December 31, 1991, the Company reserves the right to rescind all options granted to employees on the first day of such Payment Period, in which event all payroll deductions will be promptly refunded to participating employees without interest.

Article 21 - Approval of Shareholders.
-------------------------------------

     The Plan shall be subject to approval by the holders of a majority of the shares of the Common Stock of the Company present or represented by proxy at a duly called meeting of shareholders, which approval must occur by April 22, 1992. The Plan was adopted by the Board of Directors on April 22, 1991 subject to approval by the shareholders. In the event that the approval of the shareholders is not received by April 22, 1992, any and all options granted prior to April 22, 1992 shall be rescinded, and the Company will promptly refund the entire balance of each participating employee's deductions. In addition, in such event the Plan will be deemed terminated as of April 22, 1992.
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                                AMENDMENT NO. 1

                                    TO THE

                               DAVOX CORPORATION

                       1991 EMPLOYEE STOCK PURCHASE PLAN



     Pursuant to action taken by the Board of Directors of Davox Corporation (the "Corporation") on January 26, 2000, the Corporation's 1991 Employee Stock Purchase Plan (the "Plan") is amended effective as of such date by:


1. Amending Article 4 thereof to increase the aggregate number of shares which may be issued pursuant to the Plan to 450,000 shares.

Except as modified hereby, the Plan shall remain in full force and effect.